EXHIBIT 10(h)

                           PURCHASE AND SALE AGREEMENT


         THIS AGREEMENT is made and entered into as of the ____ day of April, 1995, by and between AMERICAN EXPRESS CENTURION SERVICES CORPORATION, a Delaware corporation ("Centurion"), and AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., a New York corporation ("Travel Related") (collectively, the "Sellers"), and IDEON GROUP, INC., a Delaware corporation (the "Purchaser"). In consideration of the mutual covenants and promises herein set forth, the parties agree as follows:

         1. Sale and Purchase. Sellers agree to sell and convey unto Purchaser, and Purchaser agrees to purchase and accept from Sellers, for the price and subject to the terms, covenants, conditions and provisions herein set forth, the following:

                    (a) All of that land, including all improvements (the "Improvements") thereon, commonly known as the Optima Regional Operations Center, and being more particularly described on Exhibit "A" attached hereto (the "Land"). Centurion is the sole owner of the Improvements and that portion of the Land described in Exhibit "A-1" attached hereto and Travel Related is the sole owner of the balance of the Land.
                    (b) All right, title and interest, if any, of Sellers, in and to any land lying in the bed of any street, road or access way, opened or proposed, in front of, at a side of or adjoining the Land or Improvements to the centerline thereof (the "Property Rights");
                    (c) All right, title and interest of Sellers, reversionary or otherwise, in and to all easements in or upon or benefiting the Land and all other rights and appurtenances belonging or in anywise pertaining thereto (the "Appurtenances");
                    (d) The fixtures located on the Improvements, other than those items sold as part of the Personalty under subparagraph (e) below and which could be deemed to be a "fixture".
                    (e) The specific items of furniture, draperies, appliances, office furniture, equipment, machinery, and other personal property owned by Centurion set forth in the schedules of personal property being delivered simultaneously herewith by Sellers to Purchaser and initialed by Sellers and Purchaser (the "Personalty Schedule"), together with deletions and additions as described in paragraph 18 below (the "Personalty"); and
                    (f) Sellers' interest in the equipment leases and assignable service, supply and maintenance contracts relating to the Land, Improvements, Fixtures or Personalty which Purchaser elects to assume under paragraph 12 below, together with any new contracts permitted under paragraph 12 below (the "Contracts");
                    (g) Centurion's interest in and to the tenant leases for space in the Improvements set forth in Exhibit "B" attached hereto (the "Leases").
         The items described in (a) through (g) of this Article I are hereinafter collectively referred to as the "Property".

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         2. Purchase Price;  Terms of Payment.  The purchase price to be paid by
Purchaser to Sellers for the Property, other than the Personalty, is THIRTY NINE MILLION AND NO/100 DOLLARS ($39,000,000.00). The purchase price for the Personalty (which shall be paid by Purchaser to Centurion) shall be equal to the net book value of the Personalty as reflected in Centurion's internal financial statements at the time of the closing of the transaction contemplated hereby (the "Closing") (the aggregate purchase price for the Property is hereinafter referred to as the "Purchase Price"); provided, however, that as set forth in paragraph 19 below, the Purchase Price for those items of Personalty Purchaser is obligated to purchase prior to Closing as a result of Purchaser leasing Vacated Space (as defined in paragraph 19) shall be determined on the net book value of those items as reflected in the Personalty Schedule, at the time
Purchaser  is  obligated  to  purchase  those  items  from   Centurion.   It  is
acknowledged and agreed that the Personalty Schedule sets forth the net book value of the Personalty as currently reflected in Centurion's internal financial statements and the net book value of the Personalty on scheduled future dates. The Purchase Price, subject to prorations and adjustments as hereinafter set forth and less the portion thereof paid for Personalty prior to Closing, shall be paid by Buyer at Closing by wire transfer to Centurion of immediately available federal funds. The Deposit (as described below) shall be part of said funds and credited against the Purchase Price for the Property, exclusive of the Personalty, due at Closing.

         3. Deposit. To secure the performance by Purchaser of its obligations under this Agreement, Purchaser has delivered to the law firms of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. and Martin, Ade, Birchfield & Mickler, P.A., as co-escrow agents (the "Escrow Agents"), the sum of THREE MILLION NINE HUNDRED THOUSAND ($3,900,000.00) Dollars (the "Deposit") by check, the proceeds of which shall be held as an earnest money deposit. The Escrow Agents shall use their good efforts to invest the Deposit in an interest-bearing account or investment as agreed to by Sellers and Purchaser. All interest accrued or earned thereon shall be paid to Sellers (without credit to Purchaser) at the time the Deposit is released by Escrow Agents, except that if the Deposit is returned to Purchaser either as a result of a default by Sellers under this Agreement or pursuant to paragraphs 4, 8, 17 [item (ii)] or 25, the interest accrued or earned thereon shall be paid to Purchaser.

         4. Title. Within twenty (20) days following execution of this Agreement by both parties, Purchaser, at Purchaser's cost, shall obtain a title commitment (the "Commitment") for an owner's ALTA Form B Marketability title insurance policy from Lawyer's Title Insurance Corporation (or other national title company) (the "Title Company") in favor of Purchaser in the amount of $39,000,000. The Commitment shall show Sellers to be vested with fee simple title to the Land, subject to the following (the "Permitted Exceptions"):

         (a) ad valorem real estate taxes for 1995 and subsequent years;
         (b) all laws, ordinances, and governmental regulations, including, but not limited to, all applicable building, zoning, land use and environmental ordinances and regulations;
         (c) matters which would be disclosed by an accurate survey of the Land;
         (d) the Leases;
         (e) those  matters  set forth on Exhibit "C"  attached hereto;  and


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         (f) any improvement liens assumed by Purchaser pursuant to paragraph 15 below.

         Purchaser shall have ten (10) days from receipt of the Commitment within which to examine same. If Purchaser finds title to be defective (i.e., matters which materially, adversely affect the value or utility of the Land and are not Permitted Exceptions), Purchaser shall, no later than the expiration of such ten (10) day period, notify Sellers in writing specifying the defect(s), provided that if Purchaser fails to give Sellers written notice of defect(s) before the expiration of said ten (10) day period, the defects shown in the Commitment shall be deemed to be waived as title objections to closing this transaction, anything in this Agreement not withstanding, and Sellers shall be under no obligation whatsoever to take any corrective action with respect to same nor to warrant title to same in its special warranty deed of conveyance. If Purchaser has given Sellers timely written notice of defect(s) and the defect(s) render the title other than as required by this Agreement, Sellers shall use their reasonable efforts to cause such defects to be cured by the date of Closing. Sellers agree to remove by payment, bonding, or otherwise, any lien or encumbrance in a liquidated amount against the Property which was created by Sellers and which is removable by the payment of money or posting of a bond. In no event shall Sellers be obligated to bring suit or to expend any sums of money to buy-out or to settle any other lien, encumbrance or claim against the Property or to cure any other title defect unless such lien, encumbrance or claim arose from, or was caused by, Sellers' act or omission. In the event that Sellers do not eliminate all timely raised title defects as of the date specified in this agreement for Closing, Purchaser shall have the option of either: (i) closing and accepting the title "as is," without reduction in the Purchase Price and without claim against Sellers therefor, or (ii) canceling this Agreement, in which event the Escrow Agents shall return the Deposit and all interest earned thereon to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement.

         5. Survey.  Purchaser,  at Purchaser's expense, within the time allowed for delivery of the Commitment and examination of same, may have the Property surveyed and certified by a registered Florida surveyor. If said survey (the "Survey") reveals encroachments on the Property, or shows that the Improvements encroach on setback lines, easements, lands of others or violate any restrictions, covenants or applicable governmental regulations, the same shall be treated as a title defect pursuant to paragraph above.

         6. Inspection Period. Purchaser shall have a period of time from the date of this Agreement until May 16, 1995 (the "Inspection Period") to make such physical, zoning and other examinations, inspections and investigations of the Property which Purchaser, in Purchaser's sole discretion, may determine to make. Purchaser shall notify Sellers, in writing, of its intention, or the intention of its agents or representatives, to enter the Property prior to such intended entry, and shall obtain Sellers' written consent, not to be unreasonably withheld or delayed, to any proposed tests of any invasive nature or which could damage the Property. Purchaser shall bear the cost of all inspections and tests. At Sellers' option, Sellers may be present for any inspection or test. During the Inspection Period, Sellers shall make available to Purchaser all documentation maintained by Sellers at the Property which pertains to the costs and expenses incurred by Sellers in connection with the ownership and operation of the



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Improvements  (and not  Sellers'  business)  over the prior  three years
("Sellers' Operating Records").

         7. Inspection Obligations. Purchaser and its agents and representatives shall: (a) not disturb the Sellers, or any of Sellers' agents, contractors and employees in their use of the Land or Improvements; (b) not interfere with the operation and maintenance of the Land or Improvements; (c) not damage any part of the Land, the Improvements, the Personalty or any personal property owned or held by Sellers, Sellers' agents, contractors, or employees; (d) not injure or otherwise cause bodily harm to Sellers, its agents, contractors and employees;
(e) maintain general liability (occurrence) insurance in terms and amounts satisfactory to Sellers covering any accident arising in connection with the presence of Purchaser, its agents and representatives on the Land and, upon request of Seller, shall deliver a certificate of insurance verifying such coverage to Sellers prior to entry upon the Property; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property and with Purchaser's authorization; (g) not permit any liens to attach to the Land or Improvements by reason of the exercise of its rights hereunder;
(h) restore the Property to the condition in which the same was found before any such inspection or tests were undertaken; and (i) not reveal or disclose any information obtained during the Inspection Period concerning the Property to anyone outside of Purchaser's organization, other than Purchaser's agents, representatives and consultants. Purchaser indemnifies and holds Sellers harmless from and against any and all liens, claims, causes of action, and expenses (including reasonable attorneys' fees) arising out of any violation of the provisions of this paragraph . The Deposit shall secure this indemnification and Purchaser grants to Sellers a right of set-off against the Deposit to pay the cost of curing any violation of this paragraph . In the event that Purchaser is entitled to receive the return of the Deposit under the terms of this Agreement, but Sellers are then claiming a right of set-off against the Deposit under this paragraph , the Deposit shall remain in escrow until Sellers' claim is resolved. Notwithstanding any provision of this Agreement, no termination hereof shall terminate Purchaser's obligations pursuant to this paragraph , and the limitation of damages set forth in paragraph shall not be applicable to any cause of action arising pursuant to this paragraph .

         8. Material Defects; Termination. If Purchaser's inspection of the Property reflects any Material Defects (as hereinafter defined), Purchaser shall be entitled to terminate this Agreement by delivering to Sellers prior to the expiration of the Inspection Period a copy of the inspection report(s) reflecting the Material Defects, together with a statement from Purchaser that it is electing to terminate this Agreement as a result of the Material Defects; provided, however, that Sellers shall have the right to negate Purchaser's notice, in which case Purchaser's termination of this Agreement shall be null and void and this Agreement shall remain in full force and effect, if Sellers, within five (5) business days of the receipt of Purchaser's notice and said inspection reports, notify Purchaser that Sellers shall repair (or clean up) the Material Defects (to the extent the cost thereof exceeds $100,000.00) prior to Closing or at Closing Purchaser shall receive a credit against the Purchase Price in an amount equal to the cost estimated by Sellers and Purchaser to complete said repairs (or clean up) in excess of $100,000 (i.e., if the estimated cost of repairs (or clean up) is $150,000, Purchaser's credit would be $50,000). If Sellers and Purchaser cannot agree upon said cost, each party shall obtain a written



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proposal for the making of the appropriate  repairs from a responsible  licensed contractor (and/or site remediation contractor, if applicable) it chooses, and the amount of the credit shall be the average of the two cost estimates so obtained. If this Agreement is so terminated, neither Sellers nor Purchaser shall have any further obligation or liability to the other hereunder, except as provided in Paragraph 7 hereof. Upon Purchaser's delivery to Sellers of all reports, test results and other information regarding any part of the Property obtained by Purchaser (collectively, "Purchaser's Information"), the Deposit, together with interest accrued thereon, shall be returned to Purchaser, subject to the operation of Paragraph 7. The term "Material Defects" shall mean (i) defects in the roof, structure, mechanical system, plumbing system or electrical system of the Improvements which, in each case, costs more than $25,000 to remedy, and (ii) hazardous materials located on the Land in violation of any applicable law, collectively costing more than $100,000.00 to repair and/or to clean up, as the case may be. For purposes of determining whether the aforesaid $25,000.00 threshold under Item (i) is met, repairs of the same type may be aggregated. By way of illustration and not limitation, the $25,000.00 threshold would be met if 1000 windows needed recaulking at a cost of $300.00 per window.

         9. Property Conveyed "AS IS". NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT SELLERS ARE NOT MAKING AND SPECIFICALLY DISCLAIM ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, EXCEPT AS CONTAINED IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE (OTHER THAN SELLERS' WARRANTY OF TITLE SET FORTH IN THE SPECIAL WARRANTY DEED TO BE DELIVERED AT CLOSING), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS, AVAIL ABILITY OF ACCESS, INGRESS OR EGRESS, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE PROPERTY, INCLUDING, WITHOUT LIMITATION, (I) THE VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE PROPERTY, (II) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO ANY OF THE PROPERTY AND (III) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY. PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLERS OR ANY AGENT OF SELLERS. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE PURCHASER OF REAL ESTATE AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER'S CONSULTANTS IN PURCHASING THE PROPERTY. PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AS PURCHASER DEEMS NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INSPECTIONS AND INVESTIGATIONS. PURCHASER ACKNOWLEDGES



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AND AGREES THAT UPON  CLOSING,  SELLERS  SHALL SELL AND CONVEY TO PURCHASER  AND
PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS," WITH ALL FAULTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS,
WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLERS, ANY AGENT OF SELLERS OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS PARA- GRAPH SHALL EXPRESSLY SURVIVE THE CLOSING AND NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS. SELLERS ARE NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN.

         10. Sellers' Representations and Warranties. Notwithstanding the provisions of paragraph 9, Sellers represent and warrant to Purchaser as follows:

         (a) Sellers have no notice or knowledge of any leases, service contracts, employment agreements or other con tracts or agreements which would affect the Property after Closing, other than the equipment leases and contracts which Sellers provide to Purchaser under paragraph 12 below, and the Permitted Exceptions.

         (b) Sellers shall be responsible for and shall promptly pay all amounts owed for labor and services rendered, and materials supplied, to the Property at the request of Sellers prior to Closing.

         (c) Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation. This Agreement is binding on Sellers and enforceable against Sellers in accordance with its terms. No consent of any other person or entity to such execution, delivery and performance is required.

         (d) Each of the Sellers is not a "foreign person" within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2). At Closing, Sellers shall deliver to Purchaser a certificate to such effect.

         (e) During the period between the end of the Inspection Period and Closing, Centurion shall continue to operate and maintain the Improvements and the Personalty in a manner consistent with its present practice (as evidenced by Centurion's records over the 12 months pre ceding the date of this Agreement), subject to any applicable terms of the Pre-Closing Lease (as herein after defined). During this period, Centurion shall continue to make necessary repairs to the Property in the ordinary course of business, provided that, except as set



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                    forth in Paragraph 8, Centurion shall not be obligated under this Agreement to make any repairs or replacements which would be considered of a capital nature under generally
                    accepted   accounting   principles unless   prior   to   the
                    making of such repair(s) or replacement(s) Purchaser  agrees
                    with   Sellers  that,  at  Closing,  Sellers shall receive a
                    credit for the unamortized portion of the cost of such repair(s) or replacement(s), based on the remaining useful life thereof, as determined in accordance with generally accepted accounting principles. Subject to the foregoing limitation and any damage covered by paragraph 25, the Improvements and the Personalty shall be in substantially the same general condition on the date of conveyance to
                    Purchaser  as   existed  on  the  date  of  this  Agreement,
                    reasonable wear and tear, or damage caused by Purchaser, excepted.

         (f) Sellers are not aware of any written notice of violations having been received by Sellers and which are currently outstanding from any municipal, county, federal or state governmental agency or any insurance company or affiliate thereof with regard to violations of any rules, ordinances, orders, requirements or regulations imposed on or affecting the Property except as set forth on Exhibit "D" attached hereto. Sellers shall promptly deliver to Purchaser any such notices received by Sellers during the term of this Agreement.

         (g) There is not now pending or threatened any action, suit or proceeding before any court, governmental agency, or body, which might result in any adverse change in the financial condition of the Sellers which would adversely affect Sellers' ability to perform under this Agreement.

         (h) Centurion shall not make any structural changes to the Improvements of a material nature prior to Closing with out Purchaser's consent, which consent shall not be unreasonably withheld or delayed.

         (i) Within five (5) business days from the date of this Agreement, Sellers shall deliver to Purchaser a current schedule of all leases affecting the Property, setting forth the name of each tenant, the space affected, the rent, the term and any prepaid rents. Prior to Closing, Centurion shall not modify any lease, except to (x) extend the term thereof to June 30, 1996 or, if sooner, upon 15 days prior written notice from the lessee thereunder, or (y) modify the rental payable thereunder to a rate not less than the rental rate under the Post-Closing Lease.

         (j) During the term of this Agreement, Centurion shall not make any changes of a material nature to the structure of the Improvements without Purchaser's prior written consent.

         (k) Sellers have not knowingly brought onto, stored or disposed of from the Property any hazardous materials in violation of any applicable law which could impose liability upon Purchaser after Closing.

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         (l)        Sellers have no actual knowledge  of  any  non-compliance of the Improvements with the American's With Disabilities Act.

         (m) To the best of Sellers' knowledge, Sellers' Operating Records are accurate in all material respects.

         (n) Sellers have not knowingly taken any action which has impaired the development rights for the Property under the Development Order for Deerwood Park.

         This paragraph shall survive for a period of 12 months after Closing, except that Sellers' representations and warranties shall remain in effect with respect to any space in the Improvements occupied by Sellers after Closing for a period of twelve (12) months after such space is vacated by Sellers.

         11. Purchaser's Representations. Purchaser represents to Sellers as follows:

         (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized, and this Agreement is binding on Purchaser and enforceable against Purchaser in accordance with its terms. No consent of any other person or entity to such execution, delivery and performance is required.

         (b) There is not now pending or threatened any action, suit or proceeding before any court, governmental agency or body which might result in any adverse change in the financial condition of the Purchaser which would adversely affect Purchaser's ability to perform under this Agreement.

         12. Future Contracts; Assignment of Contracts. Within thirty (30) days of the date of this Agreement, Sellers shall deliver to Purchaser copies of all equipment leases and all service, supply and maintenance contracts relating to the Land, Improvements, Fixtures or Personalty and which may be assigned by Sellers to Purchaser. By no later than November 1, 1995, Purchaser shall notify Sellers in writing of those equipment leases and contracts which Purchaser, in Purchaser's discretion, elects to assume; provided, however, if prior thereto, Purchaser leases from Centurion Vacated Space, Purchaser must, at that time, elect which leases and contracts pertaining to such Vacated Space Purchaser elects to assume. Any lease or contract which Purchaser elects not to assume shall not be assigned to Purchaser and shall remain the obligation of Sellers. Sellers shall provide Purchaser with a copy of any contracts hereafter entered into by Sellers which would affect the Property after Closing. After the expiration of the Inspection Period, Sellers shall not modify any existing contract nor enter into any new contract(s) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed; provided, however, no such consent shall be required for extensions of any of the existing service contracts and/or the entering into of any new contract which terminates prior to Closing or which Purchaser shall not be obligated to assume at Closing. On


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

each occasion that Purchaser leases from Centurion Vacated Space prior to Closing pursuant to paragraph 19 below, Centurion shall assign to Purchaser, and Purchaser shall assume all obligations of Centurion thereafter arising under, those Contracts pertaining to the portion of the Personalty then being purchased by Purchaser in connection with such leasing or covering property located in the Vacated Space then being leased by Purchaser. At Closing, Sellers shall assign to Purchaser and Purchaser shall assume all obligations of Sellers thereafter arising under all remaining Contracts, except for those Contracts pertaining to Personalty which Centurion shall lease pursuant to the Post-Closing Lease (as described in paragraph 20 below) or covering property located in the space being leased under the Post Closing Lease. Each time that space in the Improvements is thereafter vacated by Centurion and removed from the Post-Closing Lease, Centurion shall assign to Purchaser, and Purchaser shall assume all obligations of Centurion thereafter arising under, those Contracts applicable to such space.

         13. Default Provisions. Neither party shall be deemed in default of this Agreement because of a breach of the terms of this Agreement, or a misrepresentation made in this Agreement, unless and until it is notified in writing by the other party of the alleged breach (or misrepresentation) and fails to remedy said breach within 20 days after its receipt of said notice (if necessary, the date of the Closing shall be postponed until the end of said curative period or, if sooner, until the breach or misrepresentation is corrected), provided that such notice and curative period shall not apply if the breach is a failure to timely close in accordance with the terms of this Agreement, in which case such failure shall automatically constitute a default under this Agreement.

         In the event of a default by Purchaser under this Agreement resulting from Purchaser's failure to close in accordance with the terms and provisions of this Agreement, without default on Sellers' part, Sellers shall receive the Deposit, together with all interest earned thereon, as Sellers' sole and exclusive remedy and as agreed and liquidated damages, whereupon the parties shall be relieved of all further obligations hereunder. Purchaser and Sellers acknowledge and agree that, in such event, actual damages are difficult or impossible to ascertain and the Deposit, together with all interest earned thereon, is a fair and reasonable estimation of the damages of Sellers. Sellers shall be entitled to seek actual damages against Purchaser for any other default by Purchaser under this Agreement.

         In the event of a default by Sellers under this Agreement, without any default of Purchaser, Purchaser at its option shall have the right, as its sole and exclusive remedy, to either: (i) receive the return of the Deposit together with all interest earned thereon, whereupon this Agreement shall terminate, the parties shall be released from all further obligations hereunder, or, alternatively, (ii) seek specific performance of the Sellers' obligations hereunder; provided, however, that if Sellers' default consists primarily of Sellers' wrongful refusal to close with Pur- chaser, then Purchaser may, alternatively, seek damages against Sellers. In such event, Purchaser's damages shall be limited to the amount of $3,900,000 unless Sellers' wrongful refusal to close with Purchaser was primarily to enable Sellers to sell the Property to another party, in which case the ceiling amount of $3,900,000 shall be inapplicable. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Sellers written notice of its intention to file a claim or assert a cause of action against Sellers within forty-five (45) days following the date upon which Sellers' alleged default occurred or, having given such notice, fails to file a lawsuit asserting said claim or cause of action within ninety (90) days following the date upon which Sellers' alleged default occurred.

         14. Prorations, Deposits. Real estate taxes, personal property taxes on those items being conveyed to Purchaser, items of income and expense, rents under the Pre-Closing Lease, Deerwood Park Owner's Association assessments and all other proratable items shall be prorated as of 12:01 a.m. of the date of Closing. Water, sewer, electricity, fuel and other utility charges will be apportioned based upon meter readings taken as of the day immediately prior to Closing, but Purchaser and Sellers agree to pay their respective shares of all utility bills received subsequent to Closing, prorated as of 12:01 a.m. on the date of Closing. However, Sellers shall pay all sales tax due on rents received prior to Closing and Purchaser shall pay all sales tax due on rents received after Closing. In the event the real estate taxes for the year of Closing are unknown, the tax proration will be based upon the taxes for the prior year, and at the request of either party, the taxes for the year of Closing shall be reprorated and adjusted when the tax bill for such year is received and the actual amount of taxes is known. Sellers shall be reimbursed or credited at Closing for all utility deposits and utility and fuel supplies. At Closing, Sellers shall receive a credit for all prepaid charges under the Contracts being assigned at Closing, together with a credit for any deposits thereunder and Purchaser shall receive a prorated credit for any amounts attributable to the period prior to Closing with respect to said Contracts and not yet paid by Sellers. It is understood and agreed, however, that Purchaser shall not be charged under this paragraph for the amount of any item of expense to the extent paid by Purchaser under the Pre-Closing Lease (as hereinafter defined.) The provisions of this paragraph shall survive the Closing.

         15. Improvement Liens. Certified, confirmed or ratified liens for governmental improvements as of the date of closing, if any, shall be paid in full by Sellers, and all other liens for governmental improvements (whether hereafter certified or pending) shall be assumed by the Purchaser. Notwithstanding the foregoing, to the extent any of the foregoing certified, confirmed or ratified liens are payable in installments, Purchaser shall take title subject to such lien(s) and assume the balance of such installment payments. In such event, the installment payment for the year of Closing shall be prorated as of 12:01 a.m. of the date of Closing.

         16. Closing Costs. Sellers shall pay the cost of the documentary stamp taxes on the special warranty deed. Purchaser shall pay all other costs associated with the recording of the special warranty deed and the premium (calculated at minimum risk rate), reinsurance charges and any other related fees and costs for the owner's title policy. Sellers shall pay the recording costs of any documents necessary to clear title at Closing.

         17. Closing. Subject to any other provisions of this Agreement for extension, the Closing shall be held on January 12, 1996 at the offices of the attorneys for the Purchaser, Martin, Ade, Birchfield & Mickler, P.A., at One Independent Drive, Jacksonville, Florida 32202; provided that Purchaser shall not be obligated to close prior to Centurion vacating at least 150,000 square feet of rentable space in the Improvements. If necessary, the date of Closing shall be postponed until June 30, 1996 to enable the aforedescribed condition to be satisfied. If this condition is still not satisfied by that date, Purchaser shall have the option of either (i) closing, without reduction in the Purchase Price and without claim against Sellers therefore, except for the right to evict Centurion from sufficient space in the Improvements so that 150,000 square feet of rentable space in the Improvements has been vacated by Centurion, or (ii) canceling this Agreement, in which event the Escrow Agents shall return the Deposit and all interest earned therein to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement. Sellers shall notify Purchaser in writing by December 12, 1995 if Centurion will not be vacating 150,000 square feet of rentable space in the Improvements prior to January 12, 1996. Sellers' notice shall specify the date by which Sellers reasonably anticipate such space will be vacated by Centurion. Sellers covenant with Purchaser that, in any event, Centurion shall have vacated at least 80,000 feet of rentable space in the Improvements prior to December 31, 1995.

         At Closing, Sellers or, where indicated, Centurion shall execute and/or deliver (as applicable) to Purchaser the following closing documents:

         (a) a special warranty deed conveying the Land subject to the Permitted Exceptions (and any other matters either consented to or not timely objected to by Purchaser after Purchaser's review of title pursuant to paragraph above);

         (b) a bill of sale from Centurion for all Personality which has not been previously conveyed to Purchaser in connection with Pre-Closing Leases;

         (c) appropriate assignments of all other Property included in this transaction, including any Contracts being assigned at Closing;

         (d)        a  "non-foreign"   affidavit  or  certificate   pursuant  to
                    Internal Revenue Code Section 1445;

         (e)        a mechanic's lien affidavit;

         (f)        an assignment of the Leases from Centurion;

         (g) an affidavit of exclusive possession, subject to the rights of Purchaser under the Pre-Closing Lease (as hereinafter defined);

         (h) an assignment of Sellers' rights under the Development Order for Deerwood Park; and

         (i)        a  corporate   resolution  and/or  such  other  evidence  of
                    authority and good standing with respect to Sellers as may be reasonably required by the Title Company.

         At Closing,  Purchaser  shall execute and/or deliver (as applicable) to
         Sellers:

         (a)        the balance of the Purchase Price due at Closing;

         (b) an assumption agreement for all obligations of Sellers arising after Closing under and with respect to the Contracts being assigned at Closing, whereby Purchaser shall fully assume and agree to be responsible for all obligations arising after Closing (but not before) under and in connection with said Contracts;

         (c) an assumption agreement for all obligations of Centurion arising after Closing under the Leases;

         (d) evidence that Purchaser and/or the persons signing on Purchaser's behalf, have the legal capacity and authority to enter into this Agreement, and to consummate the transaction contemplated hereby;

         Centurion and Purchaser shall execute and deliver the Post Closing Lease (as provided below) and Sellers and Purchaser shall execute counterpart closing statements and such other documents as are reasonably necessary to consummate this transaction.

         18. Personalty; Inventory. Prior to Closing, Centurion may make additions, removals and substitutions from and to the Personalty, so long as the value of the Personalty (determined as of the date of this Agreement) is not increased or decreased, in the aggregate, by more than 10%. Any substitution must be of generally comparable utility to, and must have a remaining economic life at least as long as that of, the item(s) it replaces. Within 10 days prior to Closing, Sellers and Purchaser shall jointly take an inventory of the actual Personalty to be sold and transferred by Sellers to Purchaser at Closing. The personal property owned by Travel Related which is located in the space leased by Travel Related in the Improvements shall be removed by Travel Related when such space is vacated by Travel Related.

         19. Pre-Closing Lease. After the expiration of the Inspection Period, Purchaser shall have the option, as hereinafter set forth, to lease from Centurion until Closing those portions of the Improvements which are vacated by Centurion and are made available by Centurion to Purchaser to lease ("Vacated Space") pursuant to a lease in the form attached hereto as Exhibit "E" (the "Pre-Closing Lease"). Exhibit "F" attached hereto and made a part hereof describes the portion of the Improvements that Centurion has vacated and is making available to Purchaser as of the date of this Agreement. Centurion anticipates vacating the Improvements in stages and notification will be given from time to time by Centurion to Purchaser of space hereafter vacated by Centurion which Centurion is making available to Purchaser. Any space Centurion makes available to Purchaser shall be placed in "broom clean" condition by Centurion prior to the commencement of Purchaser's tenancy thereof.

         If at any time Purchaser desires to lease Vacated Space (or any portion(s) thereof) made available by Centurion, Purchaser shall notify Centurion in writing of the Vacated Space which Purchaser desires to lease. Purchaser's notice shall specify the date upon which Purchaser desires to take occupancy and shall include, for Centurion's approval, a schematic drawing of the applicable space showing Purchaser's proposed layout for its use. Centurion shall have the right to review Purchaser's plans to determine that hallways, access ways and other areas of the Vacated Space which Purchaser desires to lease, but which are necessary for Centurion's use and enjoyment of the balance of the Improvements, shall be available to Centurion. In the event that Centurion disapproves of Purchaser's plans, Centurion shall notify Purchaser within ten (10) days after Centurion's receipt of same. In order for Purchaser to be able to lease the applicable Vacated Space, Purchaser agrees to make such changes to Purchaser's plans as Centurion may reasonably require.

         Purchaser shall pay to Centurion as annual base rental an amount equal to the sum of (i) the product resulting from the following formula:

         the then current 1 year U.S. T-bill interest rate x square feet of area being leased/330,000 x $39,000,000 and (ii) the product resulting from multiplying the number of square feet of area being leased x $12.13. The T-bill rate in effect on the date the Pre-Closing Lease is executed shall be applicable to the entire term of the Pre-Closing Lease and all space leased thereby. Base rental shall be payable in equal monthly installments and shall commence to be payable on the earlier of
(i) thirty (30) days after Purchaser's tenancy of the applicable Vacated Space begins, or (ii) the date Purchaser commences to operate its business in the applicable Vacated Space. Prior to Purchaser leasing a particular portion of Vacated Space, Centurion and Purchaser shall agree upon the square footage of the Vacated Space to be leased by Purchaser. For purposes of determining square footage of leased space, measurements shall be made from the interior plane of exterior walls and from the middle of interior demising walls. No deduction shall be made for stairwells, support columns, elevator shafts or the like. If at any time Centurion and Purchaser cannot agree upon the square footage of Vacated Space to be leased by Purchaser, their respective architects shall select a third party architect (whose fees shall be split equally between the parties), whose determination shall be binding.

         Purchaser shall be responsible to make, at Purchaser's own expense, all alterations, modifications and improvements necessary in order for Purchaser to make use of the Vacated Space which it leases, whether as a result of governmental requirements or otherwise. The foregoing shall include any modifications necessary to comply with building codes and other governmental requirements applicable to multi-tenancy floors (it being understood and agreed that the Improvements were not necessarily designed for multi-tenant use).

         On the first occasion that Purchaser leases Vacated Space from Centurion, Centurion and Purchaser shall execute the Pre-Closing Lease. Thereafter, at any time Purchaser leases additional Vacated Space, Centurion and Purchaser shall execute an appropriate amendment to the Pre-Closing Lease reflecting the additional Vacated Space being leased by Purchaser and the corresponding additional base rental to be paid by Purchaser. On each occasion that Purchaser leases Vacated Space, and at the time the applicable tenancy commences, Purchaser shall purchase from Centurion the portion of the Personalty located within the specific Vacated Space being leased by Purchaser and Centurion shall assign to Purchaser and Purchaser shall assume


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

those Contracts pertaining to the Personalty purchased by Purchaser or covering property located in the Vacated Space being leased to Purchaser. Upon receipt of the applicable Purchase Price (determined in accordance with paragraph 2 above and subject to adjustment for prepaid sums and unpaid sums under the Contracts) Centurion shall deliver to Purchaser an appropriate bill of sale for the specific items of Personalty purchased by Purchaser and Centurion and Purchaser shall execute an appropriate assignment and assumption agreement for those Contracts then being assigned by Centurion in form and content mutually acceptable to Centurion and Purchaser, whereby Centurion shall assign to Purchaser Centurion's interest in the applicable Contracts and Purchaser shall assume all obligations of Centurion arising thereafter under said Contract.

         20. Post-Closing Lease. At Closing, Centurion shall have the right to lease back from Purchaser space in the Improvements which Centurion is then occupying and which Centurion desires to continue to occupy after Closing ("Occupied Space"), together with those items of the Personalty located in the Occupied Space at the time of Closing pursuant to a lease in the form attached hereto as Exhibit "G" (the "Post-Closing Lease"). Centurion's tenancy of Occupied Space shall end no later than June 30, 1996. It is understood that Centurion shall be vacating Occupied Space after Closing in stages and as Centurion vacates a portion of Occupied Space, Centurion shall turn over occupancy of such space to Purchaser and Centurion's tenancy in broom-clean condition (and Centurion's obligation to pay rent and other charges with respect to such vacated Occupied Space) shall then terminate provided that Centurion must give to Purchaser at least thirty (30) days written notice that it is vacating a portion of the Occupied Space prior to such termination. If such notice was not timely given by Centurion, Centurion's obligation to pay rent and other charges with respect to the applicable Vacated Space shall continue until 30 days after said written notice is given by Centurion to Purchaser.

         At least ten (10) days prior to Closing, Centurion shall notify Purchaser of the specific space in the Improvements which shall be occupied by Centurion after Closing and which shall constitute the initial Occupied Space. The rental and other charges that Centurion shall pay with respect to Occupied Space shall be the same as that paid by Purchaser prior to Closing for Vacated Space under the Pre-Closing Lease (no charge shall be made for the Personalty covered by the Post-Closing Lease), with the amount of rental fixed at the time of Closing based on the formula applicable to Purchaser's Pre-Closing tenancy. At Closing, Centurion and Purchaser shall enter into the Post-Closing Lease. Whenever Centurion vacates a portion of Occupied Space and turns such space over to Purchaser, Centurion and Purchaser shall execute an amend ment to the Post-Closing Lease reflecting the Occupied Space being withdrawn from the Post-Closing Lease and the corresponding reduction in rental and, in addition, shall execute an assignment and assumption agreement (in form and content identical to the assignment and assumption agreement referred to in paragraph
19) for those Contracts then being assigned by Centurion and being assumed by Purchaser. In addition, an appropriate payment shall be made from one party to the other based on prepaid sums and unpaid sums under said Contracts. If at any time Centurion and Purchaser cannot agree upon the rentable square footage of Occupied Space, the dispute shall be resolved in the same manner as set forth in paragraph 19 for resolving disputes regarding the rentable square footage of Vacated Space leased by Purchaser under the Pre-Closing Lease. The Post-Closing Lease shall be superior to any mortgages placed on the

Property at Closing by Purchaser and, at Closing, Purchaser shall provide to Centurion an appropriate non-disturbance agreement from the holder of each such mortgage and/or any party taking title to the Property at Closing in connection with a sale/ leaseback financing arrangement with Purchaser.

         21. Brokers. The parties each represent and warrant to the other that no real estate broker(s), salesman (salesmen) or finder(s) are involved in this transaction. If a claim for commissions in connection with this transaction is made by any broker, salesman or finder claiming to have dealt through or on behalf of one of the parties hereto ("Indemnitor"), Indemnitor shall indemnify, defend and hold harmless the other party hereunder ("Indemnitee"), and Indemnitee's officers, directors, agents and representatives, from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) with respect to said claim for commissions. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this paragraph shall survive the Closing and any cancellation or termination of this Agreement.

         22. Assignability. Except as set forth in the next sentence, Purchaser shall not be entitled to assign its rights here under without the prior written consent of Sellers which may be given or withheld by Sellers in Sellers' sole discretion. After notice to Sellers and provided the proposed assignee agrees in writing with Sellers to assume Purchaser's obligations under this Agreement, Purchaser may assign this Agreement to any entity con trolling, controlled by, or under common control with the Purchaser, or to any entity designated by Purchaser to acquire the Property and which shall, at Closing, lease the Property back to the Purchaser. An assignment shall not release Ideon Group, Inc. from liability under this Agreement.

         23. Escrow Agent. Neither of the Escrow Agents shall be liable for any actions taken by it in good faith, but only for its negligence or willful misconduct. The parties hereby indemnify and agree to hold harmless each of the Escrow Agents from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys' fees and court costs at all trial and appellate levels) said Escrow Agent may incur or be exposed to in its capacity as escrow agent hereunder, except for its negligence or willful misconduct. If there be any dispute as to disposition of any proceeds held by the Escrow Agents pursuant to the terms of this Agreement, the Escrow Agents are hereby authorized to interplead the disputed amount or the entire proceeds with any court of competent jurisdiction and thereby be released from all of their obligations hereunder. The parties acknowledge that the Escrow Agents are the law firms representing Sellers and Purchaser, respectively, and hereby agree that neither of said law firms shall be disqualified from representing its client in any litigation pursuant to this Agreement solely because of its capacity as Escrow Agent. The Escrow Agents shall not be liable for any failure of the depository.

         24. Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by recognized overnight courier (such as Federal Express) or mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, and addressed as follows:

         If to the Sellers at:            American Express Centurion
                                          Services Corporation
                                          7777 Centurion Parkway
                                          Jacksonville, Florida 33256

                                          Attn:  Jim Sullivan and

                                          American Express
                                          200 Vesey Street
                                          New York, N.Y.  10285

                                          Attn:  Walter S. Berman

              With a copy to:             Steven E. Goldman, Esq.
                                          Greenberg, Traurig, Hoffman, Lipoff,
                                          Rosen & Quentel, P.A.
                                          1221 Brickell Avenue
                                          Miami, Florida 33131

         If to the Purchaser at:          Ideon Group, Inc.
                                          7596 Centurion Parkway
                                          Jacksonville, Florida  33256

                                          Attn:  Marc Joseph, Esq.

         With a copy to:                  Robert O. Mickler, Esq.
                                          Martin, Ade, Birchfield &
                                          Mickler,P.A
                                          3000 Independent Square
                                          Jacksonville, Florida  33202


Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given three (3) days after deposit in the U.S.
mails.

         25. Risk of Loss. In the event that either (i) a portion of vacant Land extending more than 30 feet from any existing street or (ii) any portion of the Improvements (either, a "Material Portion") is taken by eminent domain prior to Closing, Purchaser shall have the option of either: (i) canceling this Agreement and receiving a refund of the Deposit and all interest earned thereon, whereupon both parties shall be relieved of all further obligations under this Agreement, or (ii) proceeding with Closing without reduction of the Purchase Price, in which case Purchaser shall be entitled to all condemnation awards and settlements, if any. In the event only a non-Material Portion of the Land is taken by eminent domain prior to Closing, then Purchaser shall be required to proceed with Closing without reduction of Purchase Price, but

Purchaser shall be entitled to all condemnation awards and settlements, if any. In the event that fifty percent (50%) or less of the rentable square footage of space in the Improvements are damaged or destroyed by fire or other casualty and are not repaired prior to Closing, then Purchaser shall be required to proceed with Closing. However, at Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the cost of repairing damage or destruction not repaired prior to Closing. If Sellers and Purchaser cannot reach agreement as to the cost of making repairs, they shall each obtain a written proposal from a contractor of their own choosing, and Purchaser's credit shall be an amount equal to the average of the two bids so obtained. If more than fifty percent (50%) of the rentable square footage of space in the Improvements are damaged or destroyed by fire or other casualty and not repaired prior to closing, Purchaser shall have the option of either (i) closing this transaction in accordance with the terms of this Agreement and receiving at Closing a credit against the Purchase Price as set forth in the preceding two sentences or (ii) canceling this transaction, in which event the Escrow Agents shall return the Deposit, together with all interest earned thereon, to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement. In all events, Sellers shall retain the right to receive all insurance proceeds payable as a result of such damage.

         26.        Radon Gas. RADON IS A NATURALLY  OCCURRING  RADIOACTIVE  GAS
THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. [NOTE: THIS PARAGRAPH IS PROVIDED FOR INFORMATIONAL PURPOSES PURSUANT TO SECTION 404.056(8), FLORIDA STATUTES,
(1988).]

         27.        Miscellaneous.

         (a) This Agreement shall be construed and governed in accordance with the laws of the State of Florida. All of the parties to this Agreement have participated fully in the negotiation and preparation hereof, and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto.

         (b) Without the prior written consent of Sellers, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto and any such recordation of this Agreement or memorandum hereto by Purchaser without the prior written consent of Sellers shall constitute a default hereunder by Purchaser.

         (c) In the event any term or provision of this Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

         (d) In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and court costs at all trial and appellate levels.

         (e) In construing this Agreement, the singular shall be held to include the plural, the plural shall be held to include the singular, the use of any gender shall be held to include every other and all genders, and captions and paragraph headings shall be disregarded.

         (f)        All  of  the  exhibits   attached  to  this   Agreement  are
                    incorporated  in, and made a part of, this Agreement.

         (g) Unless expressly set forth herein, the terms and provisions of this Agreement shall not survive the Closing and such terms and provisions shall be deemed merged into the special warranty deed and extinguished at Closing.

         (h) Time shall be of the essence for each and every provision of this Agreement.

         28. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and there are no other agreements, representations or warranties other than as set forth herein. This Agree ment may not be changed, altered or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

EXECUTED as of the date first above written in several counterparts, each of which shall be deemed an original, but all constituting only one agreement.

Signed in the presence of:                      Sellers:

                                                AMERICAN EXPRESS CENTURION
                                                SERVICES CORPORATION, a
                                                Delaware corporation



______________________________________          By: ____________________________
                                                Name:___________________________
                                                Title:__________________________
______________________________________
(As to Sellers)                                            (Corporate Seal)


                                                AMERICAN EXPRESS TRAVEL RELATED
                                                SERVICES COMPANY, INC., a New
                                                York corporation



______________________________________          By: ____________________________
                                                Name:___________________________
                                                Title:__________________________
______________________________________
(As to Sellers)                                            (Corporate Seal)



                                                Purchaser:

                                                IDEON GROUP, INC., a Delaware
                                                corporation


______________________________________          By: ____________________________
                                                Name:___________________________
                                                Title:__________________________
______________________________________
(As to Sellers)                                             (Corporate Seal)

                                   EXHIBIT "A"

A portion  of  Section  13,  Township 3 South,  Range 27  East,   Duval  County,
Florida,  being  more  particularly described as follows:

Commence at the Northeast corner of Said Section 13, said corner lying on the centerline of J. Turner Butler Boulevard, (a 300 foot right-of-way as presently established); thence along the Easterly line of said Section 13, South 00' 36' 15" East, 979.31 feet to a point lying in a curve, said curve being concave Southeasterly, having a radius of 1,100 feet and a central angle of 27' 34' 10"; thence along the arc of said curve, a distance of 529.29 feet to a point lying on the curve, said arc being subtended by a chord bearing and distance of South 51' 10' 10" West, 524.20 feet; thence departing said curve South 69' 13' 10" West, 98.51 feet to the Point of Beginning; from the Point of Beginning thus described, said point lying in a curve concave Southeasterly, having a radius of 1,155.00 feet and a central angle of 10' 15' 55"; thence along the arc of said curve, a distance of 206.93 feet to the point o f tangency, said curve being subtended by a chord bearing and distance of South 28' 05' 48" West, 206.66 feet; thence run South 22' 57' 50" West, 703.14 feet to the point of curvature of a curve concave Northwesterly, having a radius of 1,550.00 feet and a central angle of 22' 00' 00"; thence along the arc of said curve, a distance of 595.16 feet to the point of tangency, said arc being subtended by a chord bearing and distance of South 33' 57' 50" West, 591.51 feet, thence South 44' 57' 50" West,
484.73 feet to a point lying on the Northwesterly line of Deerwood Park Boulevard (a 110 foot right-of-way as presently established in Deed of Dedication recorded in O.R. Volume 6516, Page 1929); thence along said Northwesterly right-of-way line, South 44' 57' 50" West, 55.27 feet to a point of curvature of a curve concave Northwesterly, having a radius of 30.00 feet and a central angle of 90' 00' 00"; thence a distance of 47.12 feet along the arc of said curve to the point of tangency, said point of tangency lying on the Northeasterly right-of-way line of Perimeter Drive, (a 100 foot right-of-way as presently established in Deed of Dedication recorded in O.R. Volume 6516, Page
1933); said curve being subtended by a chord bearing and distance of South 89' 57' 50" West, 42.43 feet; thence along the Northeasterly right-of-way line of said Perimeter Drive, North 45' 02' 10" West, a distance of 595.20 feet to a point of curvature of a curve concave Northeasterly, having a radius of 919.47 feet and a central angle of 50' 00' 00", thence 802.39 feet along the arc of said curve and said right-of-way line, said curve being subtended by a chord bearing and distance of North 20' 02' 10" West, 777.17 feet; thence along said right-of-way line; run North 04' 57' 50" East, a distance of 170.00 feet to a point of curvature of a curve concave Southeasterly, having a radius of 950.00 feet and a central angle of 50' 00' 00"; thence 829.03 feet along the arc of said curve and said right-of-way line to the point of tangency, said arc being subtended by a chord bearing and distance of North 29' 57' 50" East, 802. 97 feet; thence run North 54' 57' 50" East, 131.12 feet to the point of terminus of the Southeasterly right-of-way line of said Perimeter Drive and to a point of curvature of a curve concave Southeasterly, having a radius of 657.12 feet and a central angle of 68' 24' 57"; thence along the arc of said curve, a distance of
784.66 feet to the point of tangency, said curve being subtended by a chord bearing and distance of North 89' 10' 19" East, 738.87 feet; thence run South 56' 37' 13" East, a distance of 650.32 feet to a point of curvature of a curve concave Southwesterly, having a radius of 30.00 feet and a central angle of 89' 50' 58"; thence along the arc of said curve, a distance of 47.04 feet to the point of tangency, said arc being subtended by a curve bearing and distance of South 11' 41' 44" East, 42.37 feet and the Point of Beginning.

                                  EXHIBIT "A-1"

                             AMERICAN EXPRESS PARCEL

A tract of land being a portion of the lands of Section 13, Township 3 South, Range 27 East, Duval County, Florida, being more particularly described as follows:

Commence at the Northeasterly corner of said Section 13, said corner lying on the centerline of J. Turner Butler Boulevard, (a 300 foot right-of-way as presently established); thence along the Easterly line of said Section 13, run South 00' 36' 35" East, a distance of 919.20 feet to a point lying on a curve being concave Southeasterly, having a radius of 1155.00 feet and a central angle of 32' 57' 31"; thence along the arc of said curve, a distance of 664.40 feet, said arc being subtended by a chord bearing and distance of South 49' 42' 31" West, 655.28 feet to the Point of Beginning.

From the Point of Beginning thus described, said point lying in a curve being concave Southwesterly, having a radius of 30.00 feet and a central angle of 89' 50' 58"; thence a long the arc of said curve, a distance of 47.05 feet to the point of tangency, said arc being subtended by a chord bearing and distance of North 11' 41' 44" West, 42.37 feet; thence run North 66' 37' 13" West, a distance of 650.32 feet to a point of curvature of a curve concave Southeasterly, having a radius of 657.12 feet and a central angle of 68' 24' 57"; thence along the arc of said curve, a distance of 784.66 feet, said arc being subtended by a chord bearing and distance of South 89' 10' 19" West,
738.87 feet to the point of terminus of the Southeasterly right-of-way line of Perimeter Drive North as recorded in Official Records Volume 6516, Page 1933 through 1936, of the Current Public Records of said Duval County, Florida; thence along said Southeasterly right-of-way line of Perimeter Drive North, (a 100 foot right-of-way as presently established); run South 54' 57' 50" West, a distance of 131.12 feet to the point of curvature of a curve concave Southeasterly, having a radius of 950.00 feet and a central angle of 50' 00' 00"; thence along the arc of said curve and said right-of-way line, a distance of 829.03 feet to the point of tangency, said arc being subtended by a chord bearing and distance of South 29' 57' 50" West, 802.97 feet; thence along said right-of-way line, run South 04' 57' 50" West, a distance of 130.07 feet; thence departing said right-of-way line, run South 86' 03' 06" East, a distance of
499.28 feet; thence run South 04' 02' 30" West, a distance of 52.00 feet; thence run South 86' 03' 06" East, a distance of 89.94 feet; thence run North 40' 18' 05" East, a distance of 39.11 feet; thence run South 86' 03' 06" East, a distance of 880.66 feet; thence run South 67' 02' 09" East, a distance of 30.24 feet; thence run North 22' 57' 50" East, a distance of 504.65 feet to a point of curvature of a curve concave Southeasterly, having a radius of 1135.00 feet and a central angle of 10' 15' 55"; thence along the arc of said curve, a distance of 206.93 feet, said arc being subtended by a chord bearing and distance of North 28' 05' 48" East, 206.65 feet to the Point of Beginning.

The lands described herein are subject to any easements, restrictions and rights-of-way of record and contain a total of 34.54 acres, more or less.

                                   EXHIBIT "B"



                              Description of Leases


1. Lease Agreement between American Express Centurion Services Corporation and American Express Travel Related Services Company, Inc., dated January 1, 1993 for certain space located on the third floor of the Improvements.

2. Oral Lease Agreement between American Express Centurion Services Corporation and American Express Travel Related Services Company, Inc. for certain space located off of, and behind, the reception area on the first floor of the Improvements.

                                   EXHIBIT "C"

                                TITLE EXCEPTIONS



         1. Reservations contained in that certain Warranty Deed recorded in O. R. Book 7503, Page 2298, of the Public Records of Duval County, Florida.

         2. Deerwood Park Lake Easement Agreement recorded in O.R. Book 6575, Page 2321; together with Notice recorded in O.R. Book
                  6653, Page 1 and Amendment recorded in O.R. Book 7029, Page 1224, of the Public Records of Duval County, Florida.

         3. Grant of Easement to American Express Travel Related Services Company, Inc., recorded in O.R. Book 6575, Page 2386, of the Public Records of Duval County, Florida.

         4. Easement to Jacksonville Electric Authority, recorded in O.R. Book 6744, Page 308, of the Public Records of Duval County, Florida.

         5. Grant of Easement to Southern Bell Telephone and Telegraph Company, recorded in O. R. Book 6938, Page 1762, of the Public Records of Duval County, Florida.

         6. Restatement of the Protective Covenants recorded in O.R. Book 6575, Page 2276; together with Amendments recorded in O.R. Book 7362, Page 739 and O.R.Book 7029, Page 1224; Supplement recorded in O.R. Book 6575, Page 2305 and Amendment recorded in O.R. Book 6863, Page 539; Designation of Successor Developer recorded in O.R. Book 6575, Page 2312; Approval of Plans recorded in O.R. Book 7343, Page 254 and Consent and Grant to use recorded in O.R. Book 7448, Page 768, all of the Public Records of Duval County, Florida.

         7. Notice of Development Order recorded in O.R. Book 6408, page 118; together with Allocations recorded in O.R. Book 6575, Page 2315, O.R. Book 6575, Page 2376, O.R. Book 6863, Page 543, O.R. Book 7029, Page 1234, O.R. Book 7068, Page 1896,
                  O.R. Book 7068, Page 1908, O.R. Book 7350, Page 122, O.R. Book 7362, Page 750, O.R. Book 7458, Page 1990, O.R. Book 7653,
                  Page 1383, O.R. Book 7852, Page 673; Suballocation recorded in O.R. Book 7503, Page 2302; Declarations of Conversion recorded in O.R. Book 6863, Page 541, O.R. Book 7362, Page 730 and O.R. Book 7653, Page 1362, all of the Public Records of Duval County, Florida.

         8. Declaration of Preservation Area recorded in O.R. Book 6590, Page 2200, of the Public Records of Duval County, Florida.

         9. Easements, Restrictions and Covenants in Warranty Deed recorded in Official Records Volume 5518, Page 2143, current Public Records of Duval County, Florida. (as to Easement parcels only)

         10. The terms and conditions of the Grant of Easement (Drainage) recorded under Clerk's File No. 88-93079, current Public Records of Duval County,Florida. (as to Easement Parcels only)

                                   EXHIBIT "D"


                                Violation Notices


                                      None

                                    EXHIBIT E

                                 LEASE AGREEMENT


         THIS LEASE  AGREEMENT  ("Lease")  is made as of  _________   __,  1995,
by and between American Express Centurion Services Corporation ("Lessor") and Ideon Group, Inc. ("Lessee").

         WITNESSETH: That, for and in consideration of the rent and the mutual covenants herein set forth, Lessor and Lessee agree:

         1. PREMISES. Lessor leases to Lessee, and Lessee rents from Lessor, the premises described on Exhibit A hereto (the "Premises") which are in the building located at 7777 Centurion Parkway, Jacksonville, Florida 32256 and also commonly known as American Express Optima Regional Operations Center in the Deerwood Park Office Complex, Jacksonville, Florida (the "Building"), together with the nonexclusive right of ingress and egress, to the extent of Lessor's rights, over all lobby and common areas, subject to Lessor's reasonable security requirements, and all streets, sidewalks and parking areas serving the Premises; provided, however, that all parking areas serving the Building shall be for the nonexclusive use of employees, customers and other invitees of Lessee and others. The Premises are hereby stipulated to contain ____ square feet of rentable area.

         2. TERM. The term of this Lease shall commence on the date hereof and unless sooner terminated as provided herein, shall end on the date that Closing occurs under the Purchase and Sale Agreement between Lessor and American Express Travel Related Services Company, Inc., as Sellers, and Lessee, as Purchaser, pursuant to which this Lease is being executed and delivered (the "Sale Agreement") provided that (i) if Closing fails to occur under the Sale Agreement because of a default by Lessee under the Sale Agreement, then this Lease shall terminate 90 days after the date that Closing would have occurred under the Sale Agreement if not for Lessee's default, or (ii) if Closing fails to occur under the Sale Agreement because of a default by Lessor under the Sale Agreement, then this Lease shall terminate on a date within 180 days after the date that Closing would have occurred under the Sale Agreement if not for Lessor's default, as designated by Lessee upon at least ten days prior written notice to Lessor.

         3. USE. The Premises may be used only for office use, including all services customarily rendered in connection therewith, and for no other purposes without Lessor's prior written consent.

         4. RENT. Lessee covenants to pay to Lessor rent in monthly installments of ____________ (calculated on an annual rental charge of $___________ per square foot of rentable space in the Premises), on the first day of every calendar month, in advance and without notice from and after the "Rent Commencement Date". The Rent Commencement Date shall be that date which is thirty (30) days from the date of this Lease or, if sooner, upon Lessee commencing to operate its business in the Premises. Beginning or ending periods of less than a whole calendar month shall be prorated. Lessee shall pay to Lessor a late charge equal to 5% of any rent payment not received by Lessor within 5 calendar days of its due date.

         5. TAXES. Lessee shall pay all sales and other taxes on the rent and other sums due hereunder at the same time as the rent and other sums are payable. Lessee shall also pay directly to the governing municipality and all applicable governmental agencies all personal property taxes or the equivalent on Lessee's personal property, furniture, fixtures and equipment.

         6. LESSOR'S SERVICES. Lessor shall provide security, HVAC, electricity for lighting and normal office use, cleaning, janitorial and other Building services at a level and of a quality at least equal to that provided in the Building during the 12 month period prior to the date of this Lease and shall maintain the Building in a manner consistent with the manner in which the Building has been maintained during said 12 month period, provided that the foregoing shall not obligate Lessor to make any repair or replacement which it is not obligated to make under the Sale Agreement. All other services, including telephone service, shall be provided by Lessee. If Lessee exceeds the utility use described herein, Lessee shall reimburse Lessor for the cost of such excess.

         7. MAINTENANCE. Lessee agrees to maintain the interior of the Premises in good condition and repair including the doors, windows, inside walls, ceiling and floor, and shall be responsible for all glass and casualty damage caused by Lessee's negligence or willful act. Upon any termination of this Lease, Lessee shall surrender possession of the Premises (including tenant improvements, if any, and fixtures which cannot be removed without damaging the Premises), broom clean and in good and tenantable repair, reasonable wear and tear excepted.

         8. INSURANCE. Lessee shall maintain and provide general liability insurance naming Lessor and Lessee as insureds during the term of this Lease in the amounts of not less than One Million Dollars ($1,000,000) for injury to any one person, Two Million Dollars ($2,000,000) for injury to more than one person, both arising out of any one accident or occurrence and Five Hundred Thousand Dollars ($500,000) for damage to property. Such insurance may be by way of blanket insurance coverage with such self-insurance deductibles as Lessee customarily carries with respect to its other leased premises and shall name Lessor as an additional insured on such liability policy. Lessee shall insure Lessee's furniture, fixtures, equipment and personal property.

         Lessor shall insure the building against risks covered by a standard fire and extended coverage policy in amounts appropriate for buildings of similar type.

         Lessor and Lessee agree to waive any and all rights that each may have against the other arising out of loss or damage that they may suffer with respect to the building or their respective personal property and will obtain the endorsement of their insurers evidencing waiver of subrogation in such cases.

         9. ALTERATIONS. Lessee shall not make any alterations involving structural changes or any changes to the interior or exterior of the Premises or the Building without obtaining Lessor's prior written consent, which as to structural changes or the exterior of the Premises, Lessor may grant or withhold in Lessor's sole and absolute discretion and which as to the interior of the Premises, Lessor's prior written consent shall not be unreasonably withheld or delayed. Alterations which are consented to by Lessor shall be performed in a good and workmanlike manner and without cost to Lessor. The interest of Lessor in the Building shall not be subject to liens for improvements made by Lessee and Lessee agrees to defend and indemnify Lessor against all such claims and costs, including, attorney's fees, in connection therewith.

         10. TRADE AND OTHER FIXTURES. Lessee may install or cause to be installed such furniture, equipment and trade and other fixtures as are necessary for the operation of Lessee's business in the Premises. Subject to the other applicable provisions hereof, such furniture, equipment and trade and other fixtures shall remain personal property, and title thereto shall continue in the owner thereof, regardless of the manner in which same may be attached or affixed to the Premises. In no event shall Lessor be liable for any theft, loss, damage or destruction for any property located at the Premises.

         11. USE OF COMMON AREAS. Lessee's right to the use of common areas in the Building shall include the right to use, on a nonexclusive basis with Lessor and the other occupants of the Building, telephone conduits, electrical conduits and other similar facilities (collectively, "Facilities") within the Building, provided that such use by Lessee shall be at Lessee's sole risk and expense and shall not interfere with nor disrupt the use of the Facilities by Lessor or any other occupant of the Building. In addition, Lessee shall have the right, at its own expense, to install conduits and other similar connection facilities within the common areas of the Building at locations approved in advance by Lessor. Lessee, in its use of the Facilities and common areas pursuant to this paragraph, shall use its best efforts not to interfere with the use and enjoyment of the common areas and the balance of Building and shall not cause any damage to any portion of the common areas of the Building. Lessee shall indemnify and hold Lessor harmless from any and all losses or damages resulting from Lessee's use and enjoyment of the Facilities and common areas of the Building pursuant to this paragraph.

         12. CASUALTY DAMAGE. In the event the Building or the Premises are damaged so as to render the Premises untenable in whole or in part for Lessee's use, either party shall have the right to terminate this Lease (in its entirety, or only as to the affected space) upon notice to the other party given within 30 days after such damage occurred, otherwise this Lease shall remain in full force and effect in its entirety. Lessee's obligation to pay rent and any other sums due hereunder during the period shall abate or be equitably reduced to the extent that the Premises (or any portion thereof) or access to the Premises are not reasonably usable by Lessee for Lessee's ordinary business in the Premises.

         13. COMPLIANCE WITH LAWS. Lessee shall promptly comply with and abide by all applicable and valid laws, ordinances and regulations of all federal, state, county, municipal and other lawful authority pertaining to its use and occupancy of the Premises and the business conducted therein.

         14. ASSIGNMENT AND SUBLETTING. Lessee shall not assign this Lease or sublease the whole or any part of the Premises, except to an affiliate of Lessee, without the prior written consent of Lessor which may be given or withheld in Lessor's sole discretion. Lessor's consent to any such assignment or sublease shall not relieve Lessee of Lessee's liability for the payment of rent and the performance of the other terms and conditions of this Lease.

         15. BANKRUPTCY. Should Lessee make an assignment for the benefit of creditors, file a petition in bankruptcy or be adjudicated bankrupt, or should an involuntary petition in bankruptcy be brought against Lessee which is not dismissed within sixty (60) days, such action shall constitute a breach of this Lease for which Lessor, at Lessor's option, may terminate all rights of Lessee or Lessee's successors in interest under this Lease, unless precluded from doing so by applicable law.

         16. EMINENT DOMAIN. If all or any substantial part of the Building or the Premises is taken under the power of eminent domain or conveyed by voluntary deed in lieu of condemnation proceedings, Lessor, at Lessor's option, may terminate this Lease effective as of the date Lessee is required to vacate the Premises. If all or a substantial part of the Premises are taken under the power of eminent domain or conveyed by voluntary deed in lieu of condemnation proceedings, Lessee, at Lessee's option, may terminate the Lease effective as of the date Lessee is required to vacate the Premises.

         17. ATTORNEYS' FEES. If any suit is commenced to enforce any covenant of this Lease or for the breach of any covenant or condition herein contained, the parties hereto agree that the losing party therein shall pay to the prevailing party all costs thereof, including reasonable attorneys' fees, which shall be fixed by the court. Lessee also agrees to pay all costs of collection of rent and other sums due hereunder, including reasonable attorneys' fees, whether or not a suit is commenced.

         18. DEFAULT. In the event Lessee shall fail to pay any installment of rent as provided herein within fifteen (15) days after receipt of written notice from Lessor or if Lessee fails to cure any other default under this Lease within thirty (30) days after receipt of written notice of such default by Lessor, unless such default cannot be cured within thirty (30) days in which event Lessee shall commence cure within thirty (30) days and proceed in good faith to cure the default in a timely fashion, Lessor may terminate this Lease without further notice and may immediately recover from Lessee all rent and other sums due from Lessee hereunder. In lieu of terminating this Lease, from time to time or at any time, Lessor may bring an action or actions for recovery of the rent due and unpaid or for any installment or installments thereof, or for any other sum of money due Lessor hereunder.

         19. LESSOR'S COVENANTS. Lessor covenants that Lessor has good title to the Building and that the same is subject to no leases, tenancies, agreements, restrictions or defects in title adversely affecting Lessee's right to occupy the Premises as provided for herein.

         20. QUIET ENJOYMENT. Lessee, upon paying the rent and performing the covenants and agreements of the Lease, shall quietly have, hold and enjoy the Premises and all rights granted Lessee herein during the term hereof.

         21. NOTICES. All rent and any notice required or permitted hereunder shall be in writing and delivered by United States certified mail, return receipt requested, postage fully prepaid, or by any regular overnight courier service, to the following addresses (or to such other address as either party may designate in writing and deliver as herein provided) and shall be deemed delivered upon the earlier of (i) receipt or (ii) three business days after mailing:

         LESSOR:           American Express Centurion
                           Services Corporation
                           7777 Centurion Parkway
                           Jacksonville, Florida  32256

                           Attn:  Jim Sullivan

         LESSEE:           Ideon Group, Inc.
                           7596 Centurion Parkway
                           Jacksonville, Florida 32256

                           Attn:  Marc Joseph, Esq.

         With a copy to:   Ideon Group, Inc.
                           7596 Centurion Parkway
                           Jacksonville, Florida 32256

                           Attn:  Peter Knauth


         22. MISCELLANEOUS. Subject to the provisions hereof, this Lease shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         23. SEVERABILITY. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

         24. GOVERNING LAW. This Lease and the rights and obligations of the parties hereto shall be interpreted, constructed, and enforced in accordance with the laws of the State of Florida.

         25. RELATIONSHIP OF PARTIES. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provisions contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

         26. RULES AND REGULATIONS. Lessor may adopt such reasonable rules and regulations as may be necessary for the safe and proper operation of the Building after consultation with Lessee. Such rules shall be applicable to Lessor and shall be binding upon Lessee upon notice thereof.

         27. ACCESS BY LESSOR. Lessor shall have the right, upon reasonable notice and at reasonable times, to enter the Premises to inspect the same and perform repairs and make improvements as Lessor deems necessary.

         28. HOLDOVER. In the event Lessee shall hold over beyond the termination hereof such holdover shall be on a month to month basis only and at the rental rates stated herein. Nothing herein shall prevent Lessor from exercising Lessor's right to recover possession of the Premises.

         29. RADON GAS. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. [NOTE: THIS PARAGRAPH IS PROVIDED FOR INFORMATIONAL PURPOSES PURSUANT TO SECTION 404.056(8), FLORIDA STATUTES,
(1988).]

         IN WITNESS WHEREOF this Lease has been executed as of the day and year first above written.

Signed and delivered
in the presence of:


                                               LESSOR:

                                               AMERICAN EXPRESS CENTURION
                                               SERVICES CORPORATION



______________________________________         By: ____________________________

______________________________________

                                               LESSEE:

                                               IDEON GROUP, INC.



______________________________________         By: ____________________________

______________________________________

                                   EXHIBIT "F"


                          Description of Vacated Space



                           Approximately 40,000 square feet on the south side of the fourth floor.

                                   EXHIBIT "G"


                                 LEASE AGREEMENT


         THIS LEASE AGREEMENT ("Lease") is made as of _________ __, 1996, by and between Ideon Group, Inc. ("Lessor") and American Express Centurion Services Corporation ("Lessee").

         WITNESSETH: That, for and in consideration of the rent and the mutual covenants herein set forth, Lessor and Lessee agree:

         1. PREMISES. Lessor leases to Lessee, and Lessee rents from Lessor, the premises described on Exhibit A hereto (these premises, as reduced from time to time in accordance with paragraph 30 below, are hereinafter referred to as the "Premises") which are in the building located at 7777 Centurion Parkway, Jacksonville, Florida 32256 and also commonly known as American Express Optima Regional Operations Center in the Deerwood Park Office Complex, Jacksonville, Florida (the "Building"), together with the nonexclusive right of ingress and egress, to the extent of Lessor's rights, over all lobby and common areas, subject to Lessor's reasonable security requirements, and all streets, sidewalks and parking areas serving the Premises; provided, however, that all parking areas serving the Building shall be for the nonexclusive use of employees, customers and other invitees of Lessee and others. The Premises are hereby stipulated to contain ____ square feet of rentable area.

         2. TERM. The term of this Lease shall commence on the date hereof and unless sooner terminated as provided herein, shall end on June 30, 1996.

         3. USE. The Premises may be used only for office use, including all services customarily rendered in connection therewith, and for no other purposes without Lessor's prior written consent.

         4. RENT. Subject to reduction in the event Lessee turns over to Lessor occupancy of space within the Premises as described in paragraph 30 below, Lessee covenants to pay to Lessor rent in monthly installments of _______ (calculated on an annual rental charge of $___________ per square foot of rentable space in the Premises), on the first day of every calendar month, in advance and without notice, from and after the date hereof. Beginning or ending periods of less than a whole calendar month shall be prorated. Lessee shall pay to Lessor a late charge equal to 5% of any rent payment not received by Lessor within 5 calendar days of its due date.

         5. TAXES. Lesse shall pay all sales and other taxes on the rent and other sums due hereunder at the same time as the rent and other sums are payable. Lessee shall also pay directly to the governing municipality and all applicable governmental agencies all personal property taxes or the equivalent on Lessee's personal property, furniture, fixtures and equipment.

         6. LESSOR'S SERVICES. Lessor shall provide security, HVAC, electricity for lighting and normal office use, cleaning, janitorial and other Building services at a level and of a quality at least equal to that provided in the Building during the 12 month period prior to the date of this Lease and shall maintain the Building in a manner consistent with the manner in which the Building has been maintained during said 12 month period. All other services, including telephone service, shall be provided by Lessee. If Lessee exceeds the utility use described herein, Lessee shall reimburse Lessor for the cost of such excess.

         7. MAINTENANCE. Lessee agrees to maintain the interior of the Premises in good condition and repair including the doors, windows, inside walls, ceiling and floor, and shall be responsible for all glass and casualty damage caused by Lessee's negligence or willful act.Upon any termination of this Lease, Lessee shall surrender possession of the Premises (including tenant improvements, if any, and fixtures which cannot be removed without damaging the Premises), broom clean and in good and tenantable repair, reasonable wear and tear excepted.

         8. INSURANCE. Lessee shall maintain and provide general liability insurance naming Lessor and Lessee as insureds during the term of this Lease in the amounts of not less than One Million Dollars ($1,000,000) for injury to any one person, Two Million Dollars ($2,000,000) for injury to more than one person, both arising out of any one accident or occurrence and Five Hundred Thousand Dollars ($500,000) for damage to property. Such insurance may be by way of blanket insurance coverage with such self-insurance deductibles as Lessee customarily carries with respect to its other leased premises and shall name Lessor as an additional insured on such liability policy. Lessee shall insure Lessee's furniture, fixtures, equipment and personal property.

         Lessor shall insure the building against risks covered by a standard fire and extended coverage policy in amounts appropriate for buildings of similar type.

         Lessor and Lessee agree to waive any and all rights that each may have against the other arising out of loss or damage that they may suffer with respect to the building or their respective personal property and will obtain the endorsement of their insurers evidencing waiver of subrogation in such cases.

         9. ALTERATIONS. Lessee shall not make any alterations involving structural changes or any changes to the interior or exterior of the Premises or the Building without obtaining Lessor's prior written consent, which as to structural changes or the exterior of the Premises, Lessor may grant or withhold in Lessor's sole and absolute discretion and which as to the interior of the Premises, Lessor's prior written consent shall not be unreasonably withheld or delayed. Alterations which are consented to by Lessor shall be performed in a good and workmanlike manner and without cost to Lessor. The interest of Lessor in the Building shall not be subject to liens for improvements made by Lessee and Lessee agrees to defend and indemnify Lessor against all such claims and costs, including, attorney's fees, in connection therewith.

         10. TRADE AND OTHER FIXTURES. Lessee may install or cause to be installed such furniture, equipment and trade and other fixtures as are necessary for the operation of Lessee's business in the Premises. Subject to the other applicable provisions hereof, such furniture, equipment and trade and other fixtures shall remain personal property, and title thereto shall continue in the owner thereof, regardless of the manner in which same may be attached or affixed to the Premises. In no event shall Lessor be liable for any theft, loss, damage or destruction for any property located at the Premises.

         11. USE OF COMMON AREAS. Lessee's right to the use of common areas in the Building shall include the right to use, on a nonexclusive basis with Lessor and the other occupants of the Building, telephone conduits, electrical conduits and other similar facilities (collectively, "Facilities") within the Building, provided that such use by Lessee shall be at Lessee's sole risk and expense and shall not interfere with nor disrupt the use of the Facilities by Lessor or any other occupant of the Building. In addition, Lessee shall have the right, at its own expense, to maintain conduits and other similar connection facilities within the common areas of the Building which are in place as of the date of this Lease and to install other conduits and other similar connection facilities within the common areas of the Building at locations approved in advance by Lessor. Lessee, in its use of the Facilities and common areas pursuant to this paragraph, shall use its best efforts not to interfere with the use and enjoyment of the common areas and the balance of Building and shall not cause any damage to any portion of the common areas of the Building. Lessee shall indemnify and hold Lessor harmless from any and all losses or damages resulting from Lessee's use and enjoyment of the Facilities and common areas of the Building pursuant to this paragraph.

         12. CASUALTY DAMAGE. In the event the Building or the Premises are damaged so as to render the Premises untenable in whole or in part for Lessee's use, either party shall have the right to terminate this Lease (in its entirety, or only as to the affected space) upon notice to the other party given within 30 days after such damage occurred, otherwise this Lease shall remain in full force and effect in its entirety. Lessee's obligation to pay rent and any other sums due hereunder during the period shall abate or be equitably reduced to the extent that the Premises (or any portion thereof) or access to the Premises are not reasonably usable by Lessee for Lessee's ordinary business in the Premises.

         13. COMPLIANCE WITH LAWS. Lessee shall promptly comply with and abide by all applicable and valid laws, ordinances and regulations of all federal, state, county, municipal and other lawful authority pertaining to its use and occupancy of the Premises and the business conducted therein.

         14. ASSIGNMENT AND SUBLETTING. Lessee shall not assign this Lease or sublease the whole or any part of the Premises, except to an affiliate of Lessee, without the prior written consent of Lessor which may be given or withheld in Lessor's sole discretion. Lessor's consent to any such assignment or sublease shall not relieve Lessee of Lessee's liability for the payment of rent and the performance of the other terms and conditions of the Lease.

         15. BANKRUPTCY. Should Lessee make an assignment for the benefit of creditors, file a petition in bankruptcy or be adjudicated bankrupt, or should an involuntary petition in bankruptcy be brought against Lessee which is not dismissed within sixty (60) days, such action shall constitute a breach of the Lease for which Lessor, at Lessor's option, may terminate all rights of Lessee or Lessee's successors in interest under this Lease, unless precluded from doing so by applicable law.

         16. EMINENT DOMAIN. If all or any substantial part of the Building or the Premises is taken under the power of eminent domain or conveyed by voluntary deed in lieu of condemnation proceedings, Lessor, at Lessor's option, may terminate this Lease effective as of the date Lessee is required to vacate the Premises. If all or a substantial part of the Premises are taken under the power of eminent domain or conveyed by voluntary deed in lieu of condemnation proceedings, Lessee, at Lessee's option, may terminate this Lease effective as of the date Lessee is required to vacate the Premises.

         17. ATTORNEYS' FEES. If any suit is commenced to enforce any covenant of this Lease or for the breach of any covenant or condition herein contained, the parties hereto agree that the losing party therein shall pay to the prevailing party all costs thereof, including reasonable attorneys' fees, which shall be fixed by the court. Lessee also agrees to pay all costs of collection of rent and other sums due hereunder, including reasonable attorneys' fees, whether or not a suit is commenced.

         18. DEFAULT. In the event Lessee shall fail to pay any installment of rent as provided herein within fifteen (15) days after receipt of written notice from Lessor or if Lessee fails to cure any other default under this Lease within thirty (30) days after receipt of written notice of such default by Lessor, unless such default cannot be cured within thirty (30) days in which event Lessee shall commence cure within thirty (30) days and proceed in good faith to cure the default in a timely fashion, Lessor may terminate this Lease without further notice and may immediately recover from Lessee all rent and other sums due from Lessee hereunder. In lieu of terminating this Lease, from time to time or at any time, Lessor may bring an action or actions for recovery of the rent due and unpaid or for any installment or installments thereof, or for any other sum of money due Lessor hereunder.

         19. LESSOR'S COVENANTS. Lessor covenants that Lessor has good title to the Building and that the same is subject to no leases, tenancies, agreements, restrictions or defects in title adversely affecting Lessee's right to occupy the Premises as provided for herein.

         20. QUIET ENJOYMENT. Lessee, upon paying the rent and performing the covenants and agreements of the Lease, shall quietly have, hold and enjoy the Premises and all rights granted Lessee herein during the term hereof.

21. NOTICES. All rent and any notice required or permitted hereunder shall be in writing and delivered by United States certified mail, return receipt requested, postage fully prepaid, or by any regular overnight courier service, to the following addresses (or to such other address as either party may designate in writing and deliver as herein provided) and shall be deemed delivered upon the earlier of (i) receipt or (ii) three business days after mailing:

         LESSEE:  American Express Centurion Services Corporation
                  7777 Centurion Parkway
                  Jacksonville, Florida  32256

                  Attn: Jim Sullivan

         LESSOR:  Ideon Group, Inc.
                  7596 Centurion Parkway
                  Jacksonville, Florida 32256

                  Attn:  Marc Joseph, Esq.

         With a copy to:

                  Ideon Group, Inc.
                  7596 Centurion Parkway
                  Jacksonville, Florida 32256

                  Attn:  Peter Knauth


         29. MISCELLANEOUS. Subject to the provisions hereof, this Lease shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         30. SEVERABILITY. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

         31. GOVERNING LAW. This Lease and the rights and obligations of the parties hereto shall be interpreted, constructed, and enforced in accordance with the laws of the State of Florida.

         32. RELATIONSHIP OF PARTIES. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provisions contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

         33. RULES AND REGULATIONS. Lessor may adopt such reasonable rules and regulations as may be necessary for the safe and proper operation of the Building, after consultation with Lessee. Such rules shall be applicable to Lessee and shall be binding upon Lessee upon notice thereof.

         34. ACCESS BY LESSOR. Lessor shall have the right, upon reasonable notice and at reasonable times, to enter the Premises to inspect the same and perform repairs and make improvements as Lessor deems necessary.

         35. HOLDOVER. In the event Lessee shall hold over beyond the termination hereof such holdover shall be on a month to month basis only and at the rental rates stated herein. Nothing herein shall prevent Lessor from exercising Lessor's right to recover possession of the Premises.

         36. RADON GAS. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. [NOTE: THIS PARAGRAPH IS PROVIDED FOR INFORMATIONAL PURPOSES PURSUANT TO SECTION 404.056(8), FLORIDA STATUTES,
(1988).]

         37. VACATION OF PREMISES. Lessee intends to vacate portions of the Premises during the term of this Lease. As Lessee from time to time vacates space in the Premises, Lessee shall turn over occupancy of such space to Lessor in broom clean condition and Lessee's tenancy (and Lessee's obligation to pay rent with respect to such space) shall terminate as of the date of such turnover, provided that Lessee must give to Lessor at least thirty (30) days prior written notice before Lessee's obligation to pay rent with respect to the applicable space shall terminate. Whenever Lessee vacates a portion of the Premises and turns over such space to Lessor, Lessee and Lessor shall execute an appropriate amendment to this Lease reflecting the portion of the Premises being withdrawn from this Lease and the corresponding reduction in Rent.

IN WITNESS WHEREOF this Lease has been executed as of the day and year first above written.

Signed and delivered
in the presence of:

                                            LESSOR:

                                            IDEON GROUP, INC.


______________________________________      By:___________________________


______________________________________

                                            LESSEE:

                                            AMERICAN EXPRESS CENTURION
                                            SERVICES CORPORATION



______________________________________      By:___________________________

______________________________________